FEDERAL HOME LOAN BANK
OF INDIANAPOLIS
CAPITAL PLAN
Revised, Effective ~~September 5, 2011~~ February 10, 2020

•First Approved by the Board of Directors ~~September 19~~ June 28, 2002, as amended July 24, 2008, March 13, 2009, May 19, 2011 and June 28, 2019

•First Approved by the Federal Housing Finance Board on July 10, 2002, with Amendments Approved by the Federal Housing Finance Board on October 9, 2002, and with Amendments Approved by the Federal Housing Finance Agency on March 6, 2009, ~~and~~ May 18, 2009 ~~and,~~ August 5, 2011, and December 13, 2019

TABLE OF CONTENTS

I.	Introduction	1
	A. Capital Overview	1
	B. Plan Summary	1
	C. Transition Provisions	2
	D. General	2

II.	Definitions	2

III.	Capital Requirements	~~6~~ 5
	~~A. Capital Ratio~~	~~6~~
	~~B. Leverage Capital Requirement~~	~~6~~
	~~C. Permanent Capital Requirement~~	~~6~~
	~~D. Regulatory Reporting~~	~~6~~

IV.	Class of Stock; Rights and Dividends	~~7~~ 5
	A. Class B Stock	~~7~~ 6
	B. Dividends	~~8~~ 7
	C. Additional Offerings	~~8~~ 7
	D. Liquidation, Consolidation or Merger of the FHLBI	~~8~~ 7

V.	Investment by Members	~~9~~ 8
	A. Stock Requirement	~~9~~ 8
	B. Stock Requirement Calculation	~~10~~ 9
	C. Adjustment or Amendments to Stock Requirement Percentages	~~10~~ 9

VI.	Transfer, Redemption or Repurchase of Stock	~~11~~ 10
	A. Transfer to Other Members	~~11~~ 10
	B. Redemption of Stock by Member	~~12~~ 10
	C. Repurchase of Stock by FHLBI	~~12~~ 11
	D. Additional Limitations to Redemption of Stock	~~13~~ 12

VII.	Termination of or Withdrawal from Membership	~~14~~ 13
	A. Effective Date of Termination	~~14~~ 13
	B. Member Rights During Redemption Period	~~15~~ 13
	C. Cancellation of Withdrawal Notice	~~18~~ 16
	D. Readmission to Membership	~~18~~ 16

VIII.	Adoption of Changes to Capital Plan	~~18~~ 16

IX.	Transition Provisions	~~18~~ 16

	A. ~~Exchange of Existing Stock~~ Activity-based Stock Requirement	~~19~~ 17
	~~B. Withdrawal from Membership Prior to Effective Date~~ Membership Stock Requirement	~~19~~ 17
	~~C. Effect on Election of Directors~~	~~20~~

X.	Retained Earnings Enhancement Implementation and Definitions	~~21~~ 17
	A. Implementation	~~21~~ 17
	B. Definitions applicable to ~~Section~~ Sections X-XIII of this Capital Plan	~~22~~ 17

XI.	Establishment of Restricted Retained Earnings	~~24~~ 20
	A. Segregation of Account	~~24~~ 20
	B. Funding of Account	~~24~~ 20

XII.	Limitation on Dividends, Stock Purchase and Stock Redemption	~~26~~ 21
	A. General Rule on Dividends	~~26~~ 21
	B. Limitations on Repurchase and Redemption	~~26~~ 22

XIII.	Termination of Retained Earnings Capital Plan Amendment Obligations	~~26~~ 22
	A. Notice of Automatic Termination Event	~~26~~ 22
	B. Notice of Voluntary Termination	~~28~~ 23
C. Consequences of an Automatic Termination Event
	or Vote To Terminate the Agreement	~~28~~ 23

Capital Plan

I.    Introduction

A.	Capital Overview

The Gramm-Leach-Bliley Act of 1999 specified that the Federal Home Loan Banks (“FHLBanks”) transition from a “subscription” capital form to a permanent capital form. The Act also ~~imposed~~ imposes certain risk-based capital requirements on the FHLBanks. The Federal Home Loan Bank of Indianapolis (“FHLBI”) ~~has~~ initially adopted ~~this~~ its capital plan ~~(“Capital Plan” or “Plan”)~~ in 2002 in accordance with the implementing regulations (as amended, the “Capital Regulations”) issued by the Federal Housing Finance Board (“Finance Board”)~~.~~, predecessor to the Federal Housing Finance Agency (“Finance Agency”). Subsequent amendments to the FHLBI capital plan were approved by the Finance Board on October 9, 2002 and by the Finance Agency on March 6, 2009, May 18, 2009 and August 5, 2011. The FHLBI is now amending and restating this capital plan (as amended and restated herein, “Capital Plan” or “Plan”) to: (i) modify the ranges of the Capital Stock purchase percentage requirements relating to member activities, (ii) update certain terminology and references to Finance Agency regulations, (iii) remove certain transitional provisions that pertained to the initial adoption of the capital plan in 2002 but are no longer applicable under the Capital Regulations, and (iv) make other clarifying and technical changes. Terms used but not defined herein shall be used as defined in the Act or the Capital Regulations.

B.	Plan Summary

•
The Plan provides for the issuance of Class B Stock, divided into Subseries B-1 and B-2, based upon the greater of a percentage of a member’s Total Mortgage Assets (its Membership Stock Requirement) or its Activity-based Stock Requirement with the FHLBI, with a minimum investment of $1,000. Class B Stock is redeemable upon five (5) years' prior written notice, subject to certain restrictions and limitations.

•
The ~~initial~~ Total Mortgage Asset percentage range shall be 1.0% with a range of 0.75% to 1.25% and the ~~membership requirement~~ Membership Stock Requirement is subject to a maximum stock purchase of $35,000,000. ~~No maximum exists for the~~ The Activity-based Stock Requirement is calculated as a percentage of the underlying activity and does not have a minimum or maximum dollar amount.

•
~~The initial percentages and~~ The ranges for each type of Activity-based Asset shall be as follows: a. Credit Products ~~- 5.0% (2.0 - 5.0%)~~ (i) Advances - 1.0% - 6.0%, (ii) Lines of Credit - 1.0% - 6.0%, and (iii) Standby Letters of Credit -0.1% - 6.0%; b. Derivative Contracts - ~~5.0% (3.0 - 5.0%)~~ 1.0% - 6.0%; and c. Acquired Member Assets - ~~3.0% (0.0 - 5.0%)~~ 0.0% - 6.0%.

•	The Plan provides for FHLBI discretionary repurchases of Excess Stock, subject to certain limitations.

•	The Plan provides that the FHLBI may make offerings ~~to its members~~ of additional shares of ~~Subseries B-1~~ Capital Stock from time to time.

•
~~The Plan also sets forth~~ The Stock Requirement for a Former Member that has had its membership terminated by the ~~capital requirements~~ Board of Directors shall equal its Activity-Based Stock Requirement.

•	The Plan acknowledges that the FHLBI must maintain certain capital requirements under the Act and ~~the~~ Finance Agency~~'s~~ regulations,~~. It~~ and provides that ~~member-~~required investments in ~~the Class B~~ Capital Stock may be adjusted by the Board of Directors, as needed, to enable FHLBI to continue to meet those capital requirements.

•
Required stock subject to a member redemption request~~,~~ or a withdrawal from membership request, or ~~is~~ held by a member after an involuntary termination or by a non-member after a merger with a member shall be converted to Subseries B-2 stock and shall receive eighty percent (80%) of the Subseries B-1 Stock declared dividend.

~~•~~	~~Required stock for an entity that has had its membership terminated by the Board of Directors because of the appointment of a conservator or receiver will be its Activity-based Stock Requirement.~~

~~•~~
 ~~Class B Stock is redeemable upon five (5) years’ prior written notice, subject to certain restrictions and limitations set forth in the following sections of this Capital Plan. A fee of $500 will be assessed by the FHLBI on members that cancel requests to redeem stock or that cancel requests to withdraw from membership.~~

This Summary is not intended to be a complete description of all Plan provisions and should not be construed as such. This Summary is qualified in its entirety by reference to the specific provisions of the Plan.

C.    Transition Provisions

~~The Plan will be effective on a date declared by the Board of Directors, which shall not be later than 18 months after approval is received from the Finance Board of the Capital Plan. All outstanding stock of the members will be automatically exchanged for shares of an equal amount of par value of Class B Stock. Any excess Class B Stock then held by a member may be repurchased by the FHLBI in its discretion in accordance with Section IX hereof. A member may elect to terminate its membership with thirty (30) days’ notice to the Finance Board and the FHLBI prior to the Effective Date of this Capital Plan, in accordance with Section IX hereof.~~
The transition provisions for this amended and restated Capital Plan are set forth in Section IX.

D.	General

In certain sections of this Capital Plan, the terms “in its discretion” or “in its sole discretion” are used when describing the FHLBI’s decision-making authority. The FHLBI acknowledges that the Finance Agency, in its role as safety and soundness regulator, may limit the FHLBI’s discretion in certain circumstances.

The Capital Plan takes into account the applicable provisions of the Act and the Capital Regulations and it is not intended to contradict such provisions. If any ~~statements contained in~~ provisions of the Capital Plan conflict with the actual provisions of the Act or the Capital Regulations, as amended from time to time, the provisions of the Act or the Capital Regulations, as then in effect, will control.

II. Definitions

In this Capital Plan, unless the context otherwise requires, (a) words describing the singular number shall include the plural and vice versa~~.~~ and (b) any requirement of written notice by any entity may be satisfied by electronic mail delivery. The following are defined terms used in this Plan.

“Acquired Member Assets” or “AMA” means those assets acquired ~~by the FHLBI~~ from a member that meet the requirements of 12 C.F.R. ~~§955~~ Part 1268 or successor Finance Agency regulations. This term includes Mortgage Purchase Program (“MPP”) assets.

“Act” means the Federal Home Loan Bank Act, as amended.

“Activity-based Assets” means the total of a member's outstanding Credit Products, Derivative Contracts and Acquired Member Assets, which shall be calculated using the following balances: (a) for lines of credit, the commitment amount; (b) for standby letters of credit, the maximum available credit under the standby letter of credit; (c) for all other Advances or Credit Products, the principal balance on the FHLBI's books; (d) for Derivative Contracts, the amount of collateral required for the transaction; and (e) for Acquired Member Assets~~,~~ that were (before, on or after the Plan's Effective Date) subject to an Activity-based Stock Requirement as of the date of the applicable MDC, the outstanding principal balance, as adjusted from time to time on the FHLBI's books, ~~provided that all Acquired Member Assets on the FHLBI's books on the Effective Date of the Plan shall not be included in the calculation of a member's Activity-based Assets.~~

“Activity-based Stock Requirement” means the sum of the outstanding Activity-based Assets of a member multiplied by the applicable percentage for each type of Activity-based Asset, in effect from time to time pursuant to Section V.

“Advances” means loans to a member ~~from the FHLBI~~ that are: (a) provided pursuant to a written agreement; (b) supported by a note or other written evidence of the member's obligations; and (c) ~~fully~~ secured by collateral in accordance with the Act, ~~and~~ Finance Agency regulations and the FHLBI's Credit Policy, as such policy has been approved from time to time by the Board of Directors.

“Board” or “Board of Directors” means the board of directors of the FHLBI.

“Business Day” means a day which is not (a) a Saturday, Sunday or legal holiday on which FHLBI is authorized to remain closed or (b) a day on which the Federal Reserve Bank of New York ~~Stock Exchange~~ is closed.

“Capital Ratio” means Total Capital divided by Total Assets.

“Capital Regulations” means 12 C.F.R. Part 1277 of the Finance Agency regulations, as in effect from time to time.

“Capital Stock” means, collectively, all capital stock issued and outstanding under this Capital Plan.

“Cash Management Services Account” or “CMS Account” means a demand deposit account held by a member at the FHLBI.

“Class B Stock” means ~~the capital stock~~ Capital Stock with a five-year Redemption Period that ~~the FHLBI~~ is authorized to be issued under this Capital Plan, and includes Subseries B-1 Stock and Subseries B-2 Stock.

“Credit Products” means Advances, lines of credit, standby letters of credit, Affordable Housing Program ("AHP") advances, and Community Investment Program ("CIP") advances offered by the FHLBI.

“Credit Risk Capital” means an amount of Permanent Capital equal to the sum of the credit risk capital charges for FHLBI's assets, off-balance sheet items and Derivative Contracts. These charges are calculated using the methodology and risk weights assigned to each classification in the Capital ~~Regulation, as the same may be amended from time to time. Assets that are not rated directly or indirectly by any NRSRO shall be rated by the FHLBI using standards available from an NRSRO or similar standards.~~ Regulations. Assets will be rated in the manner provided by the Capital Regulations, as in effect at the time the rating is performed.

“Derivative Contract” means generally a financial contract, the value of which is derived from the values of one or more underlying assets, reference rates, or indices of asset values, or credit-related events. Derivative Contracts include interest rate, foreign exchange rate, equity, precious metals, commodity and credit contracts and any other instruments that pose similar risks.

“Determination Date” means the dates on which a member's Stock Requirement is recalculated due to the addition of new Activity-based Assets. The Determination Date shall be: (a) for lines of credit, the date of commitment; (b) for Derivative Contracts, the date of the FHLBI confirmation; (c) for standby letters of credit, the date of issuance; (d) for other Advances and other Credit Products, the date of disbursement; and (e) for Acquired Member Assets, the Settlement Date.

“Effective Date,” when used with respect to termination of FHLBI membership, ~~shall~~ means those dates ~~set forth~~ described in Section VII ~~hereof~~, and, when used with respect to the ~~commencement~~ effective date of this Capital Plan, means the date selected by ~~the FHLBI first issues any stock under this~~ the Board of Directors pursuant to Section IX as the effective date of the Plan.

“Enterprise Risk Management Policy” means the policy, as approved by the Board of Directors, regarding the FHLBI's risk management program, practices and procedures established pursuant to regulations or other guidance promulgated by the Finance Agency, as such policy may be amended from time to time.

“Excess Stock” means any shares of ~~Class B~~ Capital Stock held by a member (or its successor) in excess of the member's Stock Requirement.

“FHFA” or “Finance Agency” means the Federal Housing Finance Agency, or its predecessor, the Finance Board, or any successor thereto.

“FHLBI Management” means the President - Chief Executive Officer and the Chief Financial Officer acting jointly, and such other FHLBI officer positions as the Board of Directors may designate from time to time.

“Financial Statements" means a member's annual regulatory Call Report, or similar annual regulatory filing for members that do not file Call Reports, provided that the FHLBI may, if such annual Call Reports or other regulatory filings are unavailable, or if the context otherwise requires, rely upon annual audited financial statements or upon quarterly Call Reports or similar quarterly regulatory filings.

~~“Information Statement"~~ “Former Member” means ~~the document containing the information concerning~~ an institution for which membership in the FHLBI ~~and~~ has been terminated but which continues to hold Capital Stock pursuant to the Capital Plan, and includes any successor to such institution that ~~is required to be disclosed to members pursuant to 12 C.F.R. § 933.5~~ continues to hold Capital Stock that was issued to the acquired institution.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

~~“Leverage Capital” means the sum of Permanent Capital multiplied by 1.5 and all the other components of Total Capital.~~

~~“Leverage Capital Requirement” means Leverage Capital divided by Total Assets.~~

~~“Market Risk Capital" means an amount of Permanent Capital equal to the sum of the market value of the FHLBI's portfolio at risk and the amount by which the current market value of Total Capital is less than eighty-five percent (85%) of the book value of Total Capital. The risk to the portfolio is defined as that arising from movements in interest rates, foreign exchange rates, commodity prices, and equity prices which might arise during periods of market stress, as measured by an internal market risk model that estimates the market value of all of the FHLBI's instruments and market value of the portfolio at risk, as more fully described in 12 C.F.R. §932.5(b). The market risk model will be validated annually by knowledgeable FHLBI staff outside the FHLBI's Treasury Department or by a qualified third party, with results reviewed by the Board of Directors and provided to the Finance Agency.~~

~~“NRSRO” means a credit rating organization regarded as a Nationally Recognized Statistical Rating Organization by the Securities and Exchange Commission.~~

~~“Operations Risk Capital” means an amount equal to thirty percent (30%) of the sum of the FHLBI's Credit Risk Capital and Market Risk Capital requirements, or a lesser amount but no less than ten percent (10%) if the FHLBI provides an alternate methodology approved by the Finance Agency or provides for insurance coverage from an insurer that has been rated at least the second highest investment grade rating by an NRSRO.~~

~~“Opt-out Date” means the date by which a member must notify the Finance Board and the FHLBI that it wishes to opt out of the stock conversion and withdraw from membership. Such date shall be thirty (30) days prior to the date determined by the Board of Directors as the Effective Date of the Capital Plan.~~

“Mandatory Delivery Contract” or “MDC” means an Acquired Member Assets transaction in which a member is obligated to sell a specific dollar amount of mortgage loans with specific characteristics to the FHLBI at a specified purchase price on a specified Settlement Date.

“Market Risk Capital” means an amount of Permanent Capital required by the Capital Regulations to support the market risk to which the Bank is exposed.

“Membership Stock Requirement” means the amount of Class B Stock that a member is required to hold, calculated as a percentage of the member's Total Mortgage Assets, as such percentage is established from time to time pursuant to Section V.

“Operational Risk Capital" means an amount of Permanent Capital required by the Capital Regulations to support the operational risk to which the FHLBI is exposed.

“Permanent Capital” means retained earnings under GAAP plus the amount paid in for Class B Stock.

“Recalculation Date” means: (~~1~~ a) on or about April 1 of each year for re-calculating a member's Total Mortgage Assets, (~~2~~ b) each Determination Date for re-calculating a member's Activity-based Stock Requirement due to the acquisition of Activity-based Assets, (~~3~~ c) the effective date of any adjustment or amendment to the Stock Requirement percentages under Section V.C.~~, and~~ (~~4~~ d) the date of any recalculation performed by the FHLBI due to reductions in the member’s Activity-based Assets as a result of payments or changes in value; or (e) the date of any other recalculation provided for ~~under Section V.B.5~~ in this Plan.

“Record Date” means December 31 of the calendar year immediately preceding the election year.

“Redemption Cancellation Fee” means the $500 fee that may be imposed by the FHLBI on a member that cancels a redemption notice. ~~for stock constituting part or all of the member's Stock Requirement.~~

“Redemption Period” ~~is~~ means the five-year period that begins (a) on the date the member's notice of request for redemption of ~~stock~~ Class B Stock is received by the FHLBI ~~from the member~~ or (b) as set forth in Section VII, until the stock can be redeemed.

“Regulatory Capital Requirements” means the minimum amount of Permanent Capital and Total Capital that the FHLBI is required to maintain under the Bank Act and any related regulations, or any similar requirement established for the FHLBI by order, written agreement or other regulatory actions.

“Risk-based Capital Requirement” means an amount of Permanent Capital equal to the sum of the ~~FHLBI's required~~ Credit Risk Capital, Market Risk Capital and ~~Operations~~ Operational Risk Capital requirements.

~~“Risk Management Policy” means the policy of the FHLBI, reviewed by the Board of Directors at least annually, regarding the FHLBI’s risk management practices and procedures as permitted under the Capital Regulation and other rules and regulations of the Finance Agency, and as such policy may be in effect or amended from time to time.~~

“Settlement Date” means the date Acquired Member Assets are purchased by the FHLBI and proceeds are actually paid to or on behalf of the member.

“Stock Requirement” means the amount of ~~Class B~~ Capital Stock the member is required to hold based upon the greater of ~~a percentage of the member's Total Mortgage Assets~~ (its Membership Stock Requirement~~)~~ or ~~the~~ its Activity-based Stock Requirement, as described in Section V.

“Subseries B-1 Stock” means that Subseries of Class B Stock that ~~will initially be~~ is issued ~~and that will pay~~ to satisfy a ~~higher dividend than the Subseries B-2~~ member's Stock Requirement.

“Subseries B-2 Stock” means that Subseries of Class B Stock into which Subseries B-1 Stock will be converted if the stock becomes subject to a voluntary or automatic redemption request while the stock is still needed by a member to meet its Stock Requirement.

“Time Account” means an investment deposit account maintained by a member with the FHLBI.

“Total Assets,~~”~~ when used with respect to either the FHLBI or one of its members, means the ~~FHLBI’s~~ entity's total assets as determined in accordance with ~~GAAP~~ the accounting principles or standards that are applicable to the entity.

“Total Capital” means the sum of Permanent Capital, the paid-in value of all Class A stock (if any), general loan loss reserves, and other instruments as may be identified in the Plan from time to time and accepted as components of Total Capital by the Finance Agency.

“Total Mortgage Assets” of the member means the aggregate unpaid principal balance of the member’s ~~Home~~ “home mortgage loans,” as defined in 12 C.F.R. §1263.1 and more specifically means the following: (1) a loan, whether or not fully amortizing, or an interest in such a loan, which is secured by a mortgage, deed of trust, or other security agreement that creates a first lien on one of the following interests in the property: (i) one-to-four family property or multifamily property, in fee simple; (ii) a leasehold on one-to-four family property or multifamily property under a lease of not less than 99 years that is renewable, or under a lease having a period of not less than 50 years to run from the date the mortgage was executed; or (iii) combination business or farm property where at least 50 percent of the total appraised value of the combined property is attributable to the residential portion of the property or, in the case of any community financial institution~~s~~, combination business or farm property, on which is located a permanent structure actually used as a residence (other than for temporary or seasonal housing), where the residence constitutes an integral part of the property~~.~~; or (2) ~~A mortgage pass-through~~ a security ~~that represents an undivided ownership interest in~~ representing: (i) a right to receive a portion of the cash flows from a pool of long-term loans, provided that, at the time of issuance of the security, all of the loans meet the requirements of item (1) of this definition; or (ii) an ~~undivided ownership~~ interest in ~~long-term loans, provided that, at the time of issuance of the security~~ other securities, all of ~~the loans met~~ which meet the requirements of item (1) of this definition.

“Withdrawal Cancellation Fee” means the $500 fee that may be imposed by the FHLBI on the member for canceling a notice of withdrawal from membership.

III. Capital Requirements

~~A.~~	~~Capital Ratio~~

The FHLBI shall maintain ~~a Capital Ratio of at least 4.0 percent.~~

~~B.~~	~~Leverage Capital Requirement~~

~~The FHLBI shall also meet a Leverage Capital Requirement of at least 5.0 percent.~~

~~C.~~	~~Permanent Capital Requirement~~

~~The FHLBI shall maintain a level of Permanent Capital equal to or more than the Risk-based Capital Requirement.~~

~~D.~~ its Regulatory ~~Reporting~~ Capital Requirements.

~~Each month by the fifteenth Business Day, or as otherwise required by the Finance Agency, the FHLBI shall report to the Finance Agency its Total and Permanent Capital amounts and its Risk-based Capital Requirement by components, all calculated as of the close of business on the last Business Day of the prior month.~~

~~Risk management assessment procedures and controls for all capital measurements are contained in the FHLBI’s Risk Management Policy, as amended from time to time.~~ The Finance Agency has the authority to require the FHLBI to hold ~~more capital than is set forth in Subsections A, B and C above~~ additional capital, which could require the FHLBI to amend this Capital Plan or the Enterprise Risk Management Policy from time to time.

IV.    Class of Stock; Rights and Dividends

The Board of Directors of the FHLBI hereby ~~approves~~ confirms its approval of the issuance of ~~one~~ a class of stock, to be known as ~~the~~ “Class B Stock,” ~~divided into~~ consisting of Subseries B-1 and Subseries B-2, with the rights, privileges and preferences, and subject to the limitations, set forth below~~, and the~~. The FHLBI shall issue no other classes or subseries of stock except by amendment to this Capital Plan and approval by the Finance Agency~~. The FHLBI~~, and shall not issue stock other than in accordance with ~~12 C.F.R. § 931.2~~ Finance Agency regulations in effect at the time the stock is to be issued. FHLBI stock may only be issued to and held by members (or their successors upon consolidation or merger, with respect to holding existing stock).

Capital Stock will be issued and held in book entry form only and shall be tradable only between the FHLBI, its members, and Former Members; provided, however, that stock may only be transferred between members as set forth in Section VI.

In accordance with 12 C.F.R. Part 1261 (as amended from time to time) and subject to Sections V and VII, each member (or successor by merger or consolidation that occurs after the Record Date) holding Capital Stock shall be entitled to vote in the election of directors based upon one vote for each share of Capital Stock required to be held by the member as of the Record Date, provided that the number of votes that any member may cast for any directorship based upon the member's Capital Stock holdings shall not exceed the average number of shares of Capital Stock that were required to be held by all members located in that state as of the Record Date. For purposes of applying 12 C.F.R. Part 1261, the Capital Stock that a member was “required to hold” shall be the member's Stock Requirement as of the Record Date.

For purposes of this Section IV, a member (i) that has notified the FHLBI of its intent to withdraw from membership or (ii) whose membership is to be terminated by consolidation or merger as described in Section VII, shall continue to have voting rights with respect to its Stock Requirement, subject to the limitation described in the preceding paragraph, until the Effective Date of its membership termination. Thereafter, a Former Member that withdraws from membership after the Record Date will retain the right to vote in the first election occurring subsequent to the last Record Date on which it was a member. A Former Member that withdraws from membership prior to the Record Date but still holds Capital Stock to support outstanding obligations is not considered a member hereunder and has no voting rights with respect to such stock. An institution whose membership is terminated involuntarily under Section VII ceases to be a member as of the date on which the Board acts to terminate the membership, and the institution therefore has no voting rights with respect to its Capital Stock as of such date.

A.	Class B Stock

1.
~~The~~ Class B Stock shall have a par value of one hundred dollars ($100,)~~,~~ and shall be issued, redeemed and repurchased only at such par value. ~~The~~ Class B Stock shall be issued in an amount necessary to at least meet each member's Stock Requirement ~~as set forth~~ described in Subsection 2 below and Section V, ~~hereof~~ and may be issued in additional amounts as provided in Subsections C~~.~~ and D below.

2.
~~The~~ Class B Stock shall consist of two subseries, B-1 and B-2. Subseries B-1 Stock will be the stock ~~initially issued by the FHLBI on the Effective Date and the stock generally~~ purchased by members as needed to meet their Stock Requirement. Subseries B-1 Stock will be converted to Subseries B-2 Stock if the member withdraws from membership, or if its membership is terminated or if it files a notice to redeem stock that is needed ~~by the member~~ to meet the member's Stock Requirement. ~~A member's~~ Subseries B-1 Excess Stock, if any, will not be converted to Subseries B-2 Stock, as long as such ~~S~~stock remains Excess Stock.

3.
~~The holders~~ Holders of Class B Stock shall be deemed the owners of the FHLBI’s retained earnings, surplus, undivided profits and equity reserves, but shall have no right to receive any portion of those amounts, except through a declared dividend or distribution approved by the Board of Directors or upon the liquidation of the FHLBI.

~~4.~~
~~The Class B Stock will be issued and held in book entry form only and shall be tradable only between the FHLBI and its members, provided, however, that the stock may only be transferred between members as set forth in Section VI.A. hereof.~~

~~5~~4.
~~The~~ Class B Stock may be redeemed upon five (5) years’ prior written notice from the member in accordance with ~~the procedures set forth in~~ Section VI.B. ~~hereof. The~~ Class B Excess Stock is also subject to repurchase by the FHLBI, in its discretion, whether or not requested by the member, ~~but only~~ in accordance with ~~the procedures set forth in~~ Section VI.C. ~~hereof.~~

~~6.~~
~~In accordance with Part 1261 of the regulations of the Finance Agency,     the members (or successors by merger or consolidation occurring after the     Record Date) holding the Class B Stock shall be entitled to vote in the election of directors from the member’s state based upon one vote for each share of Class B     Stock required to be held by the member as of the Record Date, provided that the number of votes that any member may cast for any one directorship based upon     the member’s Class B Stock holdings shall not exceed the average number of shares of Class B Stock that were required to be held by all members located in     that state as of the Record Date. In no event shall a member vote any Excess Stock held by such member, determined as of the Record Date. For purposes of     applying Part 1261 of the regulations of the Finance Agency, the Class     B Stock that a~~

~~member was "required to hold" shall be the member's Stock Requirement as of the Record Date, provided that if the Capital Plan was not in effect as of the Record Date, the number of shares of stock that a member was     required to hold as of the Record Date shall be determined in accordance with Sections 1263.20 and 1263.22 of the Finance Agency regulations. For purposes of this Section IV.A, former members who withdrew from membership after the Record Date will retain the right to vote in the subsequent election occurring after a Record Date on which they were still a member. However, former members who withdrew from membership prior to the Record Date but who still hold Class B Stock to support outstanding obligations are not     considered members hereunder and do not have voting rights with respect to such stock.~~

B.	Dividends

1.
The Board of Directors, in its discretion~~,~~ and subject to the provisions of this Section IV ~~B of the Capital Plan~~ and Section XII.A, shall establish and declare the amount and type, whether in cash, stock, or a combination thereof, of the dividend, if any, to be paid on ~~Class B~~ each class and subseries of Capital Stock on a quarterly basis or as otherwise determined by the Board of Directors~~, subject to Section XII.A~~. The dividend on the Subseries B-2 Stock shall be equal to eighty percent (80%) of the dividend that is declared by the Board of Directors on the Subseries B-1 Stock. The amount of dividends to be paid shall be based upon the average number of each subseries of shares held by the member during the quarter. Dividends are non-cumulative with respect to payment obligations.

2. The FHLBI shall not declare or pay any dividends on ~~the Class B~~ Capital Stock if ~~the FHLBI~~ it is not in compliance with any of its minimum capital requirements, or ~~if the payment of~~ pay a dividend that would cause ~~the FHLBI~~ it to fail to meet any of its minimum capital requirements. The FHLBI shall not declare or pay a dividend if the par value of the Bank's Capital Stock is impaired or is projected to become impaired after paying such dividend. Dividends, if declared, will only be paid from current net earnings or from retained earnings, subject to Section XII.A.

C.	Additional Offerings

The FHLBI is authorized to issue additional ~~Subseries B-1~~ Capital Stock, at par value, to its members from time to time. Participation in such offerings shall be voluntary on the part of the members, on terms and conditions to be determined by the Board of Directors, but such offerings shall not discriminate in favor or against any member.

D.	Liquidation, Consolidation or Merger of the FHLBI

1.
Subject to the Finance Agency's authority ~~of the Finance Agency~~ to prescribe rules, regulations or orders governing the liquidation of a Federal Home Loan Bank, upon the liquidation of the FHLBI, following the retirement of all outstanding liabilities of the FHLBI to its creditors, all shares of Class B Stock are to be ~~redeemed~~ repurchased at par value, provided that if sufficient funds are not available to accomplish the ~~redemption~~ repurchase in full of the Class B Stock at par value, then such ~~redemption~~ repurchase shall occur on a pro rata basis among all holders of Class B Stock. Following the ~~redemption~~ repurchase in full of all Class B Stock, any remaining assets will be distributed to the holders of Class B Stock in the proportion that each stockholder’s Class B Stock bears to the total Class B Stock outstanding immediately prior to the initial repurchase of Class B Stock pursuant to such liquidation.

2.
In the event of the merger or consolidation of the FHLBI into another FHLBank, the FHLBI members shall immediately become members of the successor FHLBank and their existing ~~Class B~~ Capital Stock shall be converted to equivalent stock in the successor FHLBank or as otherwise provided in any plan of merger between the FHLBanks or in any lawful order of the Finance Agency.

3.
In the event of the merger or consolidation of another FHLBank into the FHLBI, members of the merged FHLBank shall immediately become members of the FHLBI and the outstanding stock of the merged FHLBank shall be converted to equivalent Capital S~~s~~tock in the FHLBI, or as otherwise provided in any plan of merger between the FHLBanks~~, subject to~~ or in any lawful order of the Finance Agency.

V.    Investment by Members

All members of the FHLBI or institutions applying for membership shall be required to maintain a minimum investment in the FHLBI by purchasing shares of its ~~Class B capital stock~~ Capital Stock as follows.

A.	Stock Requirement

1.
Each member or institution applying for membership, as a condition of initial or continuing membership, shall purchase and hold shares of ~~the Class B Stock, initially as~~ Subseries B-1 Stock, in an amount equal to its Stock Requirement. ~~This~~ The initial purchase ~~shall occur on the Effective Date~~ of ~~the Plan for existing members. For institutions being admitted to membership thereafter, the~~ stock must ~~be purchased~~ occur in a single transaction before the institution's membership will be effective. ~~The~~ Thereafter, the Stock Requirement ~~will~~ shall be the greater of ~~a percentage of~~ (i) the member’s ~~Total Mortgage Assets which constitutes the~~ Membership Stock Requirement, ~~(~~subject to the ~~cap set forth~~ minimum and maximum amounts established pursuant to Subsection 2 below~~)~~ or (ii) the member’s Activity-based Stock Requirement~~, with a minimum investment of $1,000~~. Where a member has been placed into receivership, conservatorship, or other legal custodian, and the FHLBI’s Board of Directors has terminated such entity’s membership, the entity’s Stock Requirement will be equal to the entity’s Activity-based Stock Requirement.

2.
The ~~initial~~ Membership Stock Requirement percentage ~~on the Effective Date of this Capital Plan~~ shall be within a range of 0.75% to 1.~~0~~25% of the member’s Total Mortgage Assets. The ~~percentage set forth herein may be changed, within a range of 0.75% to 1.25% of Total Mortgage Assets, by the~~ Board of Directors may adjust the Membership Stock Requirement from time to time as more fully ~~set forth~~ described in ~~Subsection B hereof~~ Subsections B and C below. Stock required to be purchased based upon a member’s Total Mortgage Assets shall not be less than $1,000 par value (10 shares) and shall not exceed $35,000,000 par value (350,000 shares).

3.	The ~~initial percentages and~~ ranges for the Activity-based Stock Requirement for each type of Activity-based Asset are as follows:

Type	~~Initial %~~	Range
Credit Products	~~5.0%~~
Advances		1.0-6.0%
Lines of Credit		1.0-6.0%
Standby Letters of Credit		0.1-6.0%
Derivative Contracts		~~5.0% 3.0-5.0~~ 1.0%-6.0%
Acquired Member Assets		~~3.0%~~ 0.0-~~5.0~~ 6.0%

The specific Activity-based Stock Requirement percentage for each type of Activity-based Asset shall be established by the Board of Directors by resolution to take effect on the Plan's Effective Date, pursuant to Section IX.A. The Board, in its discretion, may apply any percentages that it revises pursuant to the preceding sentence and Section IX.A retroactively or prospectively to any Activity-based Assets outstanding as of the Effective Date, and may apply the revised percentages differently to different products within each category of the Bank's outstanding Activity-based Assets. Nothing in this paragraph shall be construed to limit the Board's authority to adjust the applicable percentages for the Activity-based Stock Requirement before the Effective Date (within the ranges then in effect). The FHLBI shall provide prompt notice to the Finance Agency of the percentages established or revised pursuant to this Subsection A.3, Subsection C.2 below and Section IX.A. Following the Effective Date, such percentages may be changed from time to time as described in Subsection C below.

4.
The member’s Stock Requirement will be recalculated from time to time in accordance with the procedures set forth in Subsections B and C below.~~, except that on the Effective Date of this Capital Plan the member’s~~ Any additional stock purchases necessary to meet a new Stock Requirement ~~will~~ shall be ~~determined using~~ made from the member by wire transfer or by debiting the member's CMS Account or the ~~most recent Financial Statements available to~~ member's Time Account, as designated by the ~~FHLBI and the FHLBI’s current records~~ member.

5.
If the member fails on any Recalculation Date to comply with a recalculated Stock Requirement, the member's access to products and services of the FHLBI shall be suspended until such requirement is met, and any failure to comply within ten (10) Business Days of the Recalculation Date may result in involuntary termination of membership.

6.
The FHLBI reserves the right to recalculate a member's Stock Requirement at any time using the member's most current Financial Statements and the FHLBI's current records at the time of such recalculation.

7.
As of the Effective Date, a member that has filed a notice of withdrawal of FHLBI membership, or whose membership has been otherwise terminated in accordance with Section VII, shall not (i) be required to meet any increases or (ii) benefit from any decreases based upon changes in the Total Mortgage Asset percentages or the Activity-

based Stock Requirement percentages while the notice of withdrawal is pending or subsequent to such membership termination, unless during such notice period a withdrawing member enters into new Activity-based Assets, in which case changes in the Activity-based Stock Requirement percentages will be applied to the member's outstanding and new Activity-based Assets (or if the changes were determined to apply prospectively only, then only to new Activity-based Assets) upon or following the effective date of such adjustment or amendment. The Membership Stock Requirement for any such members shall be the amount of Class B Stock required as of the date of the notice of withdrawal or the date of membership termination; therefore, no calculation or recalculation of the Membership Stock Requirement shall be made with respect to any institution that has filed a notice of withdrawal of FHLBI membership, or whose FHLBI membership terminates, on or before any subsequent Recalculation Date.

B.     Stock Requirement Calculation

1.
~~A~~ Except as provided in Subsection A.7 above, a member’s Total Mortgage Assets will be determined on or about April 1 of each year, based upon the member’s Financial Statements as of December 31 of the prior year.

2.
A member that enters into a new Activity-based Asset must comply with any associated requirement to purchase additional ~~Class B~~ Capital Stock at the time the new Activity-based Asset is entered into and for as long as the Activity-based Asset is outstanding.

~~3.~~
~~The member’s Stock Requirement will be recalculated on each Recalculation Date. Any additional stock purchases necessary to meet the new Stock Requirement shall be made by cash payment from the member by wire transfer or by debiting the required amount from the member’s Cash Management Services Account or the member’s Time Account, as designated by the member.~~

~~4.~~
~~In the event any member fails to comply on the Recalculation Date with the recalculated Stock Requirement, the member's access to products and services of the FHLBI shall be suspended until such requirements are met, and any failure to comply within ten (10) Business Days of the Recalculation Date may lead to involuntary termination of membership.~~

~~5.~~
~~Further, the FHLBI reserves the right to recalculate a member’s Stock Requirement from time to time, using the most current Financial Statements and the FHLBI’s current records at the time of such recalculation.~~

3. Except as provided in Subsection A.7 above, a member's Stock Requirement will be recalculated on each Recalculation Date.

C.	Adjustment or Amendments to Stock Requirement Percentages

1.
The Board of Directors has a continuing obligation to review and adjust the Stock Requirement, as necessary, to ~~see that~~ maintain the ~~FHLBI remains in~~ FHLBI's compliance with its minimum capital requirements.

2.
The Board of Directors ~~of the FHLBI~~ may adjust the percentages used in determining the ~~amount of the~~ Membership Stock Requirement ~~to be held by each member~~ or the Activity-based Stock Requirement from time to time ~~(i)~~ within the ranges set forth in Subsection A above ~~or (ii)~~ . In its discretion, the Board may apply percentage adjustments only to Activity-based Assets having certain terms, provisions or characteristics. Adjustments to Activity-based Stock Requirements made pursuant to this Subsection C.2 may be applied prospectively, and may also be applied retroactively to Activity-based Assets acquired before the effective date of the adjustments. The FHLBI shall provide prompt notice to the Finance Agency of any adjustments to the percentages used in determining the Stock Requirement made pursuant to this Subsection C.2. The Board of Directors may adjust such percentages outside ~~such~~ the ranges set forth in Subsection A by amendment of the Capital Plan and with prior approval from the Finance Agency, in accordance with the Act and ~~the~~ Finance Agency regulations ~~of the Finance Agency~~, as amended from time to time.

~~3.~~
~~Any~~ Except as provided below, any adjustments or Finance Agency-approved amendments to the Stock Requirement percentages after the Effective Date shall ~~go into~~ take effect not less than fifteen (15) days after ~~declaration by the Board of Directors and~~ notice to the members, which effective date shall be a Recalculation Date, and (for purposes of the Membership Stock Requirement (except as provided in Subsection A.7 above)) shall be based upon a member’s current Total Mortgage Assets as reflected in its most recent Financial Statements and ~~the outstanding balance~~ (for purposes of ~~Activity-based Assets, or for changes in~~ the Activity-based Stock Requirement) ~~percentage, may be, at the discretion~~ the amounts described in the definition of ~~the~~ Activity-based Assets. Notwithstanding the foregoing, adjustments to the Stock Requirement percentages may be given immediate effect if the Board of Directors~~, applied prospectively only as to new Activity-based Assets acquired after the date of the notice. Any additional stock purchases necessary to meet any new Stock Requirements shall be made by cash payment from the member by wire transfer or by debiting the required amount from the member's CMS Account or the member's Time Account, as designated by the member~~.

~~4.~~
~~In the event any member fails to comply on the effective date of the change with any adjusted or amended Stock Requirement, the member’s access to products and services of the~~ determines that failure to give immediate effect could reduce the FHLBI's Capital Ratio below the minimum Regulatory Capital Requirements established by the Finance Agency. The FHLBI shall ~~be suspended until~~ provide prompt notice to members of any adjustment that is given immediate effect, and the effective date of each such ~~requirements are met, and any failure to comply within ten (10) Business Days of the effective date of the change may lead to involuntary termination of membership.~~

~~5.~~
3. ~~Members who have filed~~ adjustment shall be a ~~notice of withdrawal of membership with the~~ Recalculation Date. The FHLBI ~~or whose membership has been otherwise terminated, in accordance with Section VII hereof, shall not be required to meet any increases based upon changes in the Total Mortgage Asset percentages or the Activity-based Stock Requirement percentages while the~~ shall provide prompt notice ~~of withdrawal is pending or subsequent to such termination, unless new Activity-based Assets are entered into. Changes in the Activity-based Stock Requirement percentages will be applied to a member’s outstanding and new Activity-based Assets (or if the changes were prospective only, then only to new Activity-based Assets) if the withdrawing member enters into new Activity-based Assets after the effective date of the adjustment or amendment~~ to the Finance Agency of any adjustments to the percentages used in determining the Stock Requirement made pursuant to this Subsection C.3.

VI.     Transfer, Redemption or Repurchase of Stock

A.    Transfer to Other Members

With the written approval of the FHLBI, which may be withheld in its sole discretion, a member may transfer ~~any~~ Excess Stock ~~of the FHLBI~~ to another FHLBI member. Any such ~~stock~~ transfers shall be at par value and shall be effective upon being recorded on the appropriate books and records of the FHLBI. All transfers shall be undertaken ~~only~~ in accordance with 12 C.F.R. § ~~931.6~~ 1277.25 (or successor Finance Agency regulations). The shares subject to the transfer shall be identified by the member in the written notice requesting the transfer. Transferred shares that were subject to a prior notice of redemption shall have ~~the~~ such redemption notice automatically canceled upon the transfer but no cancellation fee will be charged.

B. Redemption of Stock by Member ~~(See Section VII for Membership Withdrawal)~~

1.
A member may have its Class B Stock redeemed by providing five (5) years’ prior written notice of redemption to the FHLBI. The Redemption Period will commence on the date of the FHLBI's receipt of the written notice ~~by the FHLBI~~. The redemption notice shall identify by the date of acquisition and quantity the particular shares of Class B Stock ~~that are~~ to be redeemed ~~by date of acquisition and amount~~. If the redemption notice fails to identify the particular shares to be redeemed, the member shall be deemed to have requested redemption of the most recently acquired shares that are not already subject to a pending redemption request. At the end of the Redemption Period, only ~~stock of the member~~ Class B Stock that has been held for at least five years and that is then Excess Stock can be used to fill the redemption request. The conversion of ~~Class B Stock from~~ Subseries B-1 Stock to Subseries B-2 Stock or the reverse does not change the acquisition date of the Class B Stock. A member shall not have more than one notice of redemption outstanding at one time for the same shares of Class B Stock. ~~At the expiration of the applicable Redemption Period, the FHLBI shall pay to the member the par value of each redeemed share of Class B Stock by crediting the member’s CMS Account or Time Account, as specified by the member, on the date of redemption, provided that the limitations set forth Subsection D below do not apply. Any stock that is redeemed will be retired by the FHLBI and will no longer be deemed outstanding stock.~~

2.
~~A member’s~~ Class B Stock that is part of ~~the~~ a member’s Stock Requirement at the time a redemption request is filed with respect to such stock shall be immediately converted from Subseries B-1 to Subseries B-2, and shall receive the lower dividend, until the stock is redeemed, the redemption notice is canceled or the stock becomes Excess Stock. If during the Redemption Period the Subseries B-2 Stock becomes Excess Stock, the Subseries B-2 Stock will be re-converted to Subseries B-1 Stock, at the next Recalculation Date determined under Section V.B~~,~~ for the remainder of the Redemption Period or until ~~the Excess Stock~~ such stock is again needed by the member to meet its Stock Requirement. If during the Redemption Period, ~~the Excess Stock~~ such stock becomes needed by the member to meet its Stock Requirement, such ~~Excess Stock (then Subseries B-1 Stock)~~

stock shall be re-converted to Subseries B-2 Stock at the next Recalculation Date determined under Section V.B. This pattern of conversion between Subseries B-1 Stock and Subseries B-2 Stock shall continue during the Redemption Period to the extent that the status of the Class B Stock that is subject to the notice of redemption changes ~~as~~ (between Excess Stock and stock that is needed by the member to satisfy its Stock Requirement ~~and Excess Stock~~).

3.	Any Capital Stock that is redeemed will be retired and will no longer be deemed outstanding stock.

4.
A member may cancel a notice of redemption by notifying the FHLBI in writing. Cancellations shall be applied first against stock needed to meet a member's Stock Requirement and then against Excess Stock. The redemption cancellation notice shall identify, as to both the Stock Requirement and Excess Stock (if any), the shares of stock to which the notice applies. Further, a redemption notice shall be automatically canceled if the FHLBI is unable to redeem the stock within five (5) Business Days of the end of the Redemption Period because the stock is still needed ~~for the member~~ to meet ~~its~~ the member's Stock Requirement. ~~No cancellation fee will be charged for the cancellation of a redemption notice on Excess Stock. However, the~~ The FHLBI ~~shall~~ may impose a Redemption Cancellation Fee ~~on the member~~ in consideration for ~~cancellation of~~ canceling a redemption notice ~~for stock constituting the member’s Stock Requirement~~, whether the member cancels the notice or the notice is automatically canceled as provided above.

5.	Redemptions conducted pursuant to this Subsection B shall be subject in all respects to Subsection D below.

C. Repurchase of Stock ~~by FHLBI~~

1.
The FHLBI may, at its sole discretion, upon not less than fifteen (15) days’ notice to ~~the member~~ affected shareholders, repurchase ~~from the member~~ any outstanding ~~Class B~~ Capital Stock that is Excess Stock. The ~~notice~~ Board of Directors shall determine in its discretion the amount of Excess Stock to be repurchased. Notices to shareholders pursuant to this Subsection C.1 shall provide that (i) the ~~member~~ shareholder may identify shares of the Excess Stock to be repurchased by ~~the FHLBI by~~ date of acquisition and ~~that~~ (ii) if the ~~member~~ shareholder does not identify particular shares to be repurchased by the date specified in the notice, the FHLBI shall first repurchase the most recently acquired shares of ~~Class B Stock of~~ the ~~member that are~~ shareholder's Excess Stock ~~and that are not subject to a redemption request. The FHLBI shall pay to the member the par value of each repurchased share of stock and such amount will be credited to the member’s CMS Account or the member’s Time Account, as designated by the member, on the date of repurchase~~. A member’s submission of a notice of intent to voluntarily withdraw from membership, or ~~its~~ a termination of its membership in any other manner, shall not, in and of itself, cause any ~~FHLBI~~ stock to be deemed Excess Stock.

2.
If a member has one or more redemption requests outstanding as of the date ~~that the FHLBI is to~~ of repurchase of shares of ~~Class B~~ Capital Stock~~,~~ under redemption and ~~if the member~~ has not identified specific shares ~~of the Class B Stock~~ to be repurchased, the FHLBI shall first repurchase the most recently acquired shares of ~~Class B~~ Capital Stock ~~of a member~~

that are Excess Stock and ~~that~~ are not subject to a redemption request, followed by Excess Stock that is subject to a redemption request ~~that~~ and has been outstanding the shortest period of time, and then~~,~~ (to the extent necessary~~,~~) by repurchasing shares of Excess Stock that are subject to a redemption request that ~~was~~ has been outstanding for the next shortest period of time, and continuing in that order~~,~~ to the extent necessary~~,~~ until the member no longer has any Excess Stock, or the FHLBI has repurchased all of the member's Excess Stock ~~of the member~~ that the FHLBI intended to repurchase.

3.
~~Any stock that is~~ The Board of Directors authorizes FHLBI Management, in its sole discretion, to grant or deny, in whole or in part, a written request to repurchase Excess Stock submitted by an individual member or Former Member.

4.	Repurchases conducted pursuant to this Subsection C shall be subject in all respects to Subsection D below.

5.	All ~~R~~repurchased ~~by the FHLBI~~ stock will be retired and will no longer be deemed outstanding stock.

D. Additional Limitations to Redemption or Repurchase of Stock

1.
The FHLBI may not redeem or repurchase any stock if, following the redemption or repurchase, the FHLBI would fail to meet any of its minimum capital requirements or the member would fail to maintain its Stock Requirement. If at any time more than one member has outstanding a redemption notice ~~in accordance with~~ pursuant to Section VI.B, or a redemption of ~~Class B~~ Capital Stock in connection with a termination of membership in accordance with Section VII as to which the applicable Redemption Period has expired, and if the redemption ~~by the FHLBI~~ of all of the shares of ~~Class B~~ Capital Stock subject to such redemption notices or terminations of membership would cause the FHLBI to fail to be in compliance with any of its minimum capital requirements, then the FHLBI shall fulfill such redemptions as ~~the FHLBI~~ it is able to do so from time to time, beginning with such redemptions as to which the Redemption Period expired on the earliest date and fulfilling such redemptions relating to that date on a pro rata basis from time to time until fully satisfied, and then fulfilling such redemptions as to which the Redemption Period expired on the next earliest date in the same manner, and continuing in that order until all of such redemptions as to which the Redemption Period has expired have been fulfilled.

2.
The FHLBI may not redeem or repurchase any ~~capital stock~~ Capital Stock without the prior written approval of the Finance Agency if the Finance Agency or the Board of Directors ~~of the FHLBI~~ has determined that the FHLBI has incurred or is likely to incur losses that result in or are likely to result in charges against the capital of the FHLBI. This prohibition shall apply even if the FHLBI is in compliance with its minimum capital requirements, and shall remain in effect for as long as the FHLBI continues to incur (or remains likely to incur) such charges or until the Finance Agency or the Board determines that such charges are not expected to continue.

3.
The FHLBI may retain the proceeds of ~~redemption of Class B~~ redeemed or repurchased Capital Stock as additional collateral if the FHLBI reasonably determines that there is an existing or anticipated collateral deficiency related to any ~~obligations~~ obligation owed by the member to the FHLBI and the member has failed to deliver additional collateral to resolve ~~the existing or anticipated collateral~~ such deficiency to the FHLBI's satisfaction, until all such obligations have been satisfied or the anticipated deficiency is resolved to the FHLBI's satisfaction.

4.
The FHLBI ~~maintains~~ reserves the right under 12 C.F.R. § ~~931.8~~ 1277.27(b) or successor Finance Agency regulation) and this Capital Plan to suspend all redemptions of ~~Class B~~ Capital Stock if the FHLBI reasonably believes that continued ~~redemption of stock~~ redemptions would cause the FHLBI to fail to meet its minimum capital requirements, would prevent the FHLBI from maintaining adequate capital against potential risk that may not be adequately reflected in its minimum capital requirements, or would otherwise prevent the FHLBI from operating in a safe and sound manner. The FHLBI will provide the Finance Agency with notice of such suspension within two ~~b~~Business ~~d~~Days. The FHLBI acknowledges that the Finance Agency may require the FHLBI to re-institute ~~the redemption of member stock. The~~ redemptions of Capital Stock. During any period in which the FHLBI has suspended redemptions of Capital Stock, the FHLBI shall not repurchase any stock without the written permission of the Finance Agency ~~during any period in which the FHLBI has suspended redemptions of stock~~.

5.
With respect to stock redemptions and repurchases described in Subsections B and C above: (i) the FHLBI shall pay to the member the par value of each redeemed or repurchased share, and such amount will be credited to the member's CMS Account or the member's Time Account, as designated by the member, on the date of redemption or repurchase; and (ii) the FHLBI shall pay the appropriate amount to a Former Member by wire transfer or check.

VII.	Termination of or Withdrawal from Membership

Any member may voluntarily withdraw from membership in the FHLBI upon written notice to the FHLBI. Further, membership may be terminated by operation of law as the result of a consolidation or merger of a member into a non-member that does not wish to be, or is not eligible to be, a member of the FHLBI, or into a member of another FHLBank or into another member of the FHLBI. The FHLBI’s Board of Directors may, in its sole discretion at any time, take action to unilaterally terminate the membership of any member (involuntarily) that (i) fails to comply with any requirement of the Act, Finance Agency regulations or this Plan, (ii) becomes insolvent or is otherwise subject to the appointment of a conservator, receiver or other custodian under federal or state law, or (iii) would jeopardize the safety or soundness of the FHLBI if it were to remain a member. The effect of any termination of membership on a member’s ~~stock~~ Capital Stock ownership shall be as follows:

A.	Effective Date of Termination

1.
The Effective Date of termination for a voluntary withdrawal by a member shall be on the ~~date~~ last day of the latest Redemption Period ~~ends~~ for the ~~member’s Class B stock~~ Capital Stock held by the member ~~on~~ as a condition of membership, as of the date the FHLBI received the written notice of withdrawal. The Redemption Period for all Capital Stock held by the member and not already subject to a notice of redemption will commence on the date the FHLBI receives the member’s written notice of withdrawal ~~for the member's Class B Stock held on that date and not already subject to a notice of redemption~~.

2.
The Effective Date for an involuntary termination shall be the date the Board of Directors acts to terminate the membership, which shall commence the Redemption Period for ~~the member’s Class B~~ all Capital Stock held by the institution on that date ~~that is~~ and not already subject to a notice of redemption.

3.
The Effective Date for a termination of membership resulting from the consolidation or merger of a member into a non-member that is not seeking membership in the FHLBI, or into a member of another FHLBank, shall be the date of cancellation of the member’s charter, which shall commence the Redemption Period for the member’s ~~Class B~~ Capital Stock held by the member (or its successor) as of such cancellation date and not already subject to a notice of redemption. On the date of such termination of membership, the ~~Class B~~ Capital Stock held by the disappearing member will be transferred on the books of the FHLBI into the name of the surviving institution.

4.
The Effective Date for a termination of membership resulting from the consolidation or merger of a member into another member of the FHLBI shall be the date of the cancellation of the disappearing member's charter. At such time, the ~~Class B~~ Capital Stock held by the disappearing member will be transferred on the books of the FHLBI into the name of the surviving member. The cancellation of the disappearing member's charter shall not commence the Redemption Period for the ~~Class B~~ Capital Stock previously held by the disappearing member. The Redemption Period for such ~~Class B~~ Capital Stock shall commence only upon the filing of an appropriate redemption notice by the surviving member or otherwise in accordance with the terms of this Capital Plan.

5.
The Effective Date for a termination of membership resulting from the relocation of a member’s principal place of business shall be the date on which the transfer of membership under the applicable ~~regulations~~ Finance Agency regulation becomes effective, which shall commence the Redemption Period for the member’s ~~Class B stock~~ Capital Stock held on that date ~~that is~~ and not already subject to a notice of redemption.

B.	Member Rights During Redemption Period

1.	All holders of ~~Class B~~ Capital Stock shall be entitled to receive all declared dividends on ~~the Class B~~ such ~~S~~stock during the Redemption Period.

2.
A member's submission of a notice of intent to voluntarily withdraw from membership or its termination of membership in any other manner shall not, in and of itself, cause any ~~FHLBI stock~~ Capital Stock to be deemed Excess Stock.

3.
Except as set forth in Section VI.D., and unless the withdrawing or terminated member must continue to comply with a Stock Requirement related to its Activity-based Stock Requirement, the FHLBI shall redeem the member's ~~Class B~~ Capital Stock upon expiration of the Redemption Period. In accordance with 12 C.F.R. §1263.29~~,~~ (or successor Finance Agency regulation), all indebtedness or other obligations of the member to the FHLBI (including, without limitation, prepayment fees and grants) must be repaid or otherwise settled before the FHLBI shall redeem or repurchase the member's ~~Class B~~ Capital Stock (or release the proceeds of any redeemed or repurchased Capital Stock) that is required to support the indebtedness or other obligation.

4. ~~Members~~ A member that files a notice to voluntarily withdraw from membership may continue to enter into Activity-based Assets with the FHLBI, subject to the following provisions:

a.	Without the consent of the FHLBI, no such transaction may mature or otherwise terminate after the Effective Date of the member’s termination.

b.
A member’s Class B Stock that is part of the member’s Stock Requirement at the time the notice of withdrawal is filed shall be immediately converted from Subseries B-1 Stock to Subseries B-2 Stock, and (pursuant to Section IV. B) shall receive the lower dividend, until the stock is redeemed or the withdrawal notice is canceled. A member’s stock that is or becomes Excess Stock during the Redemption Period will continue to be Subseries B-1 Stock or will re-convert to Subseries B-1 Stock at the next Recalculation Date determined under Section V.B.

c. On or after the date of the notice of withdrawal, in ~~In~~ the event a withdrawing member engages in additional Activity-based Assets that require the member to purchase additional ~~Class B Stock, which shall be Subseries B-2 Stock, after the date of the notice of withdrawal~~ Capital Stock, such stock shall be deemed to be automatically subject to a notice of redemption with the Redemption Periods to commence on the dates of purchases of the stock. ~~A~~While a withdrawal notice is pending, a withdrawing member shall not be required to purchase additional ~~stock~~ Capital Stock based upon changes in its ~~Total Mortgage Assets (its~~ Membership Stock Requirement~~) while a withdrawal notice is pending~~. A member shall have no further right to enter into Activity-based Assets with the FHLBI on or after the date that membership terminates in accordance with 12 C.F.R. §1263.26(b)(or successor Finance Agency regulation), notwithstanding that the member may have additional ~~Class B~~ Capital Stock that was purchased after the date of the notice of withdrawal and for which the Redemption Period has not ended.

d. ~~A~~ Except as authorized by the preceding Subsection (c), a withdrawing member shall continue to maintain ~~Class B~~ Capital Stock sufficient to meet its Stock Requirement in accordance with the provisions of ~~the~~ this Capital Plan until the date on which its membership terminates. Prior to such termination date, any ~~Class B~~ Capital Stock that is not required to meet the member's Stock Requirement shall be Excess Stock subject to repurchase ~~by the FHLBI~~. On or after such termination date, any ~~Class B~~ Capital Stock that is not required to meet the member's Stock Requirement related to its Activity-based Stock Requirement shall be Excess Stock subject to repurchase ~~by the FHLBI~~.

5.
A member that is involuntarily terminated by the Board of Directors ~~shall~~ may not ~~be able to~~ enter into any further Activity-based Assets ~~with the FHLBI~~, but shall make arrangements for an orderly liquidation of all outstanding indebtedness or other obligations of the member to the FHLBI (including, without limitation, prepayment fees and grants).

a.
A member’s Class B Stock that is part of the member’s Stock Requirement at the time of the involuntary termination shall be immediately converted from Subseries B-1 Stock to Subseries B-2 Stock and (pursuant to Section IV. B) shall receive the lower dividend until the stock is redeemed. A member’s stock that is or becomes Excess Stock during the Redemption Period will continue to be Subseries B-1 Stock or will convert back to Subseries B-1 stock at the next Recalculation Date.

b. No ~~stock~~ Capital Stock that is part of a member’s Stock Requirement related to its Activity-based Stock Requirement on the date of such involuntary termination shall be redeemed or repurchased by the FHLBI until such indebtedness or other obligations are repaid or otherwise settled. Excess Stock held by such member may be repurchased, at the sole discretion of the FHLBI before ~~such~~ the indebtedness or other obligations are repaid or otherwise settled.

c.
Subject to Section VI.D, Excess Stock held by such member may be repurchased, at the sole discretion of ~~the~~ FHLBI Management, before such indebtedness or other obligations are repaid or otherwise settled.

6.
A member that is terminated due to a consolidation or merger with a non-member or with a member of another FHLBank shall not enter into any further Activity-based Assets, ~~with FHLBI~~ but shall make arrangements for an orderly liquidation of all of the member's outstanding indebtedness or other obligations ~~of the member~~ to the FHLBI (including, without limitation, prepayment fees and grants).

a.
If the non-member institution into which the member has been consolidated or merged has given notice to the FHLBI of its intention to apply for FHLBI membership, liquidation shall not be required unless the non-member abandons the application process or the FHLBI denies the application for membership.

b.
A member’s Class B Stock that is part of the member’s Stock Requirement at the time of the termination shall be immediately converted from Subseries B-1 Stock to Subseries B-2 Stock (pursuant to Section IV. B) and shall receive the lower dividend until the stock is redeemed. A member’s stock that is or becomes Excess Stock during the Redemption Period will continue to be Subseries B-1 Stock or will convert back to Subseries B-1 Stock at the next Recalculation Date.

c.
No ~~stock~~ Capital Stock that is part of a member’s Stock Requirement related to its Activity-based Stock Requirement on the effective date of such consolidation or merger, whether held by the member or its successor, shall be redeemed or repurchased ~~by the FHLBI~~ until ~~such~~ the indebtedness or other obligations are repaid or otherwise settled.

d.
Subject to Section VI.D, Excess Stock held by such member may be repurchased, at the sole discretion of ~~the~~ FHLBI Management, before ~~such~~ the outstanding indebtedness or other obligations are repaid or otherwise settled.

7.
A member that is terminated due to a relocation of its principal place of business to another FHLBank district shall not enter into any further Activity-based Assets, ~~with FHLBI~~ but shall make arrangements for an orderly liquidation of all of the member's outstanding indebtedness or other obligations ~~of the member~~ to the FHLBI (including, without limitation, prepayment fees and grants).

a.
A member’s Class B stock that is part of the member’s Stock Requirement at the time of the termination shall be immediately converted from Subseries B-1 Stock to Subseries B-2 Stock and (pursuant to Section IV.B) shall receive the lower dividend until the stock is redeemed. A member’s stock that is or becomes Excess Stock during the Redemption Period will continue to be Subseries B-1 Stock or will convert back to Subseries B-1 Stock at the next Recalculation Date.

b.
No ~~stock~~ Capital Stock that is part of a member’s Stock Requirement related to its Activity-based Stock Requirement~~,~~ on the effective date of such relocation~~,~~ shall be redeemed or repurchased ~~by the FHLBI~~ until ~~such~~ the indebtedness or other obligations are repaid or otherwise settled.

c.
Subject to Section VI.D, Excess Stock held by such member may be repurchased at the sole discretion of ~~the~~ FHLBI Management before such indebtedness or other obligations are repaid or otherwise settled.

8.	All prepayments of obligations maturing after the Effective Date of termination of membership shall be subject to any applicable prepayment fees normally imposed ~~by the FHLBI~~.

C.	Cancellation of Withdrawal Notice

1.
A member that has filed a notice of voluntary membership withdrawal ~~from membership~~ may cancel that notice at any time prior to the Effective Date of termination by a further written notice to the FHLBI. The FHLBI ~~shall~~ may impose a Withdrawal Cancellation Fee on the member in consideration for such cancellation. A member’s Subseries B-2 Stock will then immediately be re-converted to Subseries B-1 Stock.

2.
A member that cancels a notice of voluntary membership withdrawal ~~will~~ shall also be required to immediately purchase ~~any Class B~~ Capital Stock as needed to meet the member’s then current minimum Stock Requirement, including any additional stock required due to amendments or adjustments made by the Board of Directors pursuant to Section V.C~~. hereof, occurring~~ that occurred during the period while the member’s notice of withdrawal was pending.

D.	Readmission to Membership

An institution that has withdrawn from membership or otherwise has had its membership terminated and that has divested all of its shares of ~~FHLBI stock~~ Capital Stock may not be readmitted to membership in any FHLBank or acquire any ~~capital stock~~ Capital Stock of any FHLBank for a period of five (5) years from the date membership was terminated and all of the ~~stock~~ Capital Stock was redeemed or repurchased. ~~However, any institution that withdrew from membership prior to December 31, 1997, may apply for membership at any time, subject to the approval of the Finance Agency.~~

VIII.	Adoption of Changes to Capital Plan

The Board of Directors shall review the Capital Plan at least annually. The Board of Directors may, from time to time, consider and approve amendments to this Capital Plan. This consideration and approval includes but is not limited to the issuance of subordinated debt as authorized by Section 11 of the ~~Federal Home Loan Bank Act~~ Act (12 U.S.C. § 1431), as amended from time to time, provided that the Finance Agency has determined that subordinated debt can be counted toward the FHLBI’s Total Capital. Except as provided in Section XIII.C, all amendments must be submitted to and approved by the Finance Agency before such amendments will be effective. After receipt of approval, such amendments will be effective fifteen (15) days after the mailing or electronic posting of notice to ~~the~~ members, unless another date is specified in such notice.

IX.	Transition Provisions

The Effective Date of this ~~Capital Plan shall be the date of initial issuance of stock hereunder~~ amended and restated Capital Plan shall be established by a Board of Directors resolution and shall occur within sixty (60) days after the FHLBI's receipt of the Finance Agency's approval of the amended and restated Plan. The FHLBI has made a good faith determination that it will be able to implement this Capital Plan as submitted to the Finance ~~Board~~ Agency and that it ~~shall~~ will be in full compliance with the Risk-based Capital Requirement and Total Capital requirement set forth in the Capital Regulations as of ~~such date~~ the Effective Date. The following actions, ~~which constitute the FHLBI's Plan of Reorganization, within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder,~~ are to be taken in order to implement certain changes to the Capital Plan.

~~A. Exchange of Existing Stock~~

~~1.~~
~~On a date declared by the Board of Directors which shall not be later than 18 months after receipt of approval from the Finance Board of the Capital Plan, the existing stock of all members of the FHLBI shall automatically be deemed exchanged for shares of an equal amount of par value of Class B Stock without any action on the part of the members. Not less than forty-five (45) nor more than sixty (60) days prior to the Opt-out Date, each member will be provided with a written notice describing its anticipated Stock Requirement as of the Effective Date of the Capital Plan, together with an Information Statement describing the Capital Plan, the terms and conditions of the Class B Stock and other information about the FHLBI. The Opt-out Date will be thirty (30) days prior to the Effective Date of the Capital Plan.~~

~~2.~~
~~To the extent that, upon the exchange of Class B Stock for existing stock described in the preceding paragraph, a member's holdings of Class B Stock exceed its Stock Requirement, the balance shall be Excess Stock of the member as of the Effective Date. The FHLBI may, in its sole discretion, repurchase part or all of the Excess Stock that may be outstanding on the Effective Date, subject to the applicable requirements and limitations of Sections VI.C. and VI.D, except that the 15-day prior notice requirement set forth in Section VI.C shall not apply to repurchases of Excess Stock on the Effective Date.~~

~~3.~~	~~All members will be required to advise the Finance Agency and the FHLBI in writing by the Opt-out Date as to whether they are exercising their option to withdraw from~~

~~membership, as set forth in Subsection B below. The FHLBI will then have the opportunity to evaluate the effects of any withdrawals by the members on the FHLBI’s Risk-based Capital Requirement and Total Capital requirement as of the Effective Date. The FHLBI may then make pro rata adjustments in the amount of Excess Class B Stock to be repurchased from members, if necessary, or take any other necessary or appropriate action, to ensure compliance with the FHLBI’s capital requirements. The FHLBI will give members notice as soon as practicable after the Opt-out Date if their actual Stock Requirement is expected to change as a result of the effects of member withdrawals.~~

~~4.~~
~~If, after all of a member's holdings of existing stock as of the Effective Date have been exchanged for Class B Stock, the member does not meet its Stock Requirement, the FHLBI shall notify the member of the deficiency. Any additional stock purchases necessary to meet the Stock Requirement will be made by cash payment from the member by wire transfer or by debiting the required amount from the member's CMS account or the member's Time account, as designated by the member. If the member fails to purchase such additional stock needed to meet the member's Stock Requirement on the Effective Date, such member will be involuntarily terminated and will be subject to all of the provisions of Section VII of this Capital Plan.~~

~~B.~~	~~Withdrawal from Membership Prior to the Effective Date~~

~~1.~~
~~No member shall be required to maintain its membership in the FHLBI upon the implementation of this Capital Plan. The member shall be required to comply with the withdrawal provisions of Section VII.B, unless the member successfully opts out in accordance with the provisions hereof.~~

~~2.~~
~~A member electing to terminate membership on or before the Effective Date shall provide written notice to the Finance Board, with a copy to the FHLBI, on or before the Opt-out Date. Such member’s existing stock shall not be converted, but will be redeemed six months from the date such notice was filed with the Finance Board (the Redemption Period for the current stock) or on the Effective Date, whichever is earlier, provided that the member has no outstanding indebtedness or obligations owed to the FHLBI, or that the member makes arrangements for the orderly liquidation and repayment of such obligations. If such obligations are not liquidated by the end of the six-month notice period or on the Effective Date, or if arrangements for such orderly liquidation and repayment have not been made to the satisfaction of the FHLBI, the current stock will be redeemed but the proceeds will be deposited into the member's Time account to be held as collateral by the FHLBI until such obligations are met. Former members of the FHLBI whose stock has not yet been redeemed due to outstanding obligations will also have their stock redeemed subject to the same terms and conditions as members that opt out under this section prior to the Opt-out Date.~~

~~3.~~
~~If a withdrawing member prepays any outstanding indebtedness prior to its scheduled maturity as a result of such withdrawal of membership, such prepayment shall be subject to any applicable prepayment fees.~~

~~4.~~	~~If any member fails to advise the Finance Board and the FHLBI prior to the Opt-out Date that it is exercising its option to withdraw from membership, such member will be deemed~~

~~to have consented to the exchange and all outstanding stock of the member shall be automatically exchanged for Class B Stock as of the Effective Date. If a member files a notice of withdrawal after the Opt-out Date, the member will be treated as a voluntarily withdrawing member under Section VII of this Capital Plan and the member’s stock will be converted into and exchanged for Class B Stock as of the Effective Date. However, the Redemption Period will be deemed to commence on the date the withdrawal notice was filed with the Finance Board, even though that was prior to the Effective Date. If any member fails to purchase any additional stock needed to meet the member’s Stock Requirement on the Effective Date, such member will be involuntarily terminated and will be subject to all of the provisions of Section VII of this Capital Plan.~~

~~C.~~	~~Effect on Election of Directors~~

~~If this Capital Plan is effective on or prior to December 31 of a given year, the voting rights for members shall be as set forth in Section IV hereof with respect to directors to be elected in the subsequent year, provided that if any member does not hold its shares of Class B Stock sufficient to satisfy its Stock Requirement under the Capital Plan on December 31 of a given year, only its actual stock holdings will be used in calculating the number of shares entitled to vote and the designation of directorships. If this Plan is not effective on December 31 of a given year, director elections and voting rights for the subsequent year shall be determined in accordance with the Finance Agency’s regulations in effect prior to implementation of the Capital Plan.~~

A.	Activity-based Stock Requirement

Not less than thirty (30) days prior to the Effective Date of the amended Capital Plan, the Board of Directors, by resolution, shall establish the percentages used in determining the Activity-based Stock Requirement for each type of Activity-based Asset within the ranges set forth in Section V.A.3, with such percentages taking effect on the Effective Date. Thereafter, such percentages may be adjusted pursuant to Section V.C. The FHLBI shall provide notice of such percentages to shareholders not less than fifteen (15) days prior to the Effective Date.

B.	Membership Stock Requirement

Not less than thirty (30) days prior to the Effective Date of the amended Capital Plan, the Board of Directors, by resolution, shall confirm the percentage then used in determining the Membership Stock Requirement, and such percentage shall remain on the Effective Date, Thereafter, such percentages may be adjusted pursuant to Section V.C. The FHLBI shall provide notice of such percentage to shareholders not less than fifteen (15) days prior to the Effective Date. The Effective Date shall not be a Recalculation Date with respect to shareholders' Membership Stock Requirements.

X.	Retained Earnings Enhancement Implementation and Definitions.

A.	Implementation

The provisions of sections X through XIII shall become effective upon, and only upon, the occurrence of the Interim Capital Plan Amendment Implementation Date. Until the Restriction Termination Date, in the event of any conflict between sections X     through XIII and the

remainder of this Capital Plan, the applicable terms of sections X through XIII shall govern, and shall be interpreted in a manner such that the restrictions set forth therein are supplementary to, and not in lieu of, the requirements of the remainder of this Capital Plan.

B.	Definitions applicable to Sections X through XIII of this Capital Plan.

As used in these sections X through XIII, the following capitalized terms shall have the following meanings.  Other capitalized terms used but not defined in these sections X through XIII shall have the meanings set forth in section II of this Capital Plan.

“Act” means the Federal Home Loan Bank Act, as amended as of the Effective Date.

“Adjustment to Prior Net Income” means either an increase, or a decrease, to a prior calendar quarter’s Quarterly Net Income subsequent to the date on which any allocation to Restricted Retained Earnings for such calendar quarter was made.

“Agreement” means the Joint Capital Enhancement Agreement adopted by the FHLBanks on the Effective Date and amended on the date on which the FHFA has approved the Retained Earnings Capital Plan Amendments for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

“Allocation Termination Date” means the date the FHLBI’s obligation to make allocations to the Restricted Retained Earnings account is terminated permanently. That date is determined pursuant to section XIII of this Capital Plan.

“Automatic Termination Event” means (i) a change in the Act, or another applicable statute, occurring subsequent to the Effective Date, that will have the effect of creating a new, or higher, assessment or taxation on net income or capital of the FHLBanks, or (ii) a change in the Act, another applicable statute, or the Regulations, occurring subsequent to the Effective Date, that will result in a higher mandatory allocation of an FHLBank’s Quarterly Net Income to any Retained Earnings account than the annual amount, or total amount, specified in an FHLBank’s capital plan as in effect immediately prior to the Automatic Termination Event.

“Automatic Termination Event Declaration Date” means the date specified in section XIII.A.1 or XIII.A.2 of this Capital Plan.

“Declaration of Automatic Termination” means a signed statement, executed by officers authorized to sign on behalf of each FHLBank that is a signatory to the Agreement, in which at least 2/3 of the then existing FHLBanks declare their concurrence that a specific statutory or regulatory change meets the definition of an Automatic Termination Event.

“Dividend” means a distribution of cash, other property, or stock to a Stockholder with respect to its holdings of ~~Class B~~ Capital Stock.

“Dividend Restriction Period” means any calendar quarter: (i) that includes the REFCORP Termination Date, or occurs subsequent to the REFCORP Termination Date; (ii) that occurs prior to an Allocation Termination Date; and (iii) during which the amount of the FHLBI’s Restricted Retained Earnings is less than the amount of the FHLBI’s RREM. If the amount of the FHLBI’s Restricted Retained Earnings is at least equal to the amount of the FHLBI’s RREM, and subsequently the FHLBI’s Restricted Retained Earnings becomes less than its RREM, the FHLBI shall be deemed to be in a Dividend Restriction Period (unless an Allocation Termination Date has occurred).

“Effective Date” means February 28, 2011.

“FHFA” means the Federal Housing Finance Agency, or any successor thereto.

“FHLBank” means a Federal Home Loan Bank chartered under the Act.

“FHLBI’s Total Consolidated Obligations” means the daily average carrying value for the calendar quarter, excluding the impact of fair value adjustments (i.e., fair value option and hedging adjustments), of the FHLBI’s portion of outstanding System Consolidated Obligations for which it is the primary obligor.

“GAAP” means accounting principles generally accepted in the United States as in effect from time to time.

“Interim Capital Plan Amendment Implementation Date” means 31 days after the date by which the FHFA has approved a capital plan amendment substantially the same as the Retained Earnings Capital Plan Amendment for all of the FHLBanks that have issued capital stock pursuant to a capital plan as of the Effective Date.

“Net Loss” means that the Quarterly Net Income of the FHLBI is negative, or that the annual net income of the FHLBI calculated on the same basis is negative.

“Quarterly Net Income” means the amount of net income of an FHLBank for a calendar quarter calculated in accordance with GAAP, after deducting the FHLBank’s required contributions for that quarter to the Affordable Housing Program under section 10(j) of the Act, as reported in the FHLBank’s quarterly and annual financial statements filed with the Securities and Exchange Commission.

“REFCORP Termination Date” means the last day of the calendar quarter in which the FHLBanks’ final regular payments are made on obligations to REFCORP in accordance with Section 997.5 of the Regulations and section 21B(f) of the Act.

“Regular Allocation Amount” means the result of (i) 20 percent of Quarterly Net Income; plus (ii) 20 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 20 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter.

“Regulations” mean: (i) the rules and regulations of the Federal Housing Finance Board (except to the extent that they may be modified, terminated, set aside or superseded by the

Director of the FHFA) in effect on the Effective Date; (ii) the rules and regulations of the FHFA, as amended from time to time.

“Restricted Retained Earnings” means the cumulative amount of Quarterly Net Income and Adjustments to Prior Net Income allocated to the FHLBI’s Retained Earnings account restricted pursuant to the Retained Earnings Capital Plan Amendment, and does not include amounts retained in: (i) any accounts in existence at the FHLBI on the Effective Date; or (ii) any other Retained Earnings accounts subject to restrictions that are not part of the terms of the Retained Earnings Capital Plan Amendment.

“Restricted Retained Earnings Minimum” (“RREM”) means a level of Restricted Retained Earnings calculated as of the last day of each calendar quarter equal to one percent of the FHLBI’s Total Consolidated Obligations.

“Restriction Termination Date” means the date the restriction on the FHLBI paying Dividends out of the Restricted Retained Earnings account, or otherwise reallocating funds from the Restricted Retained Earnings account, is terminated permanently. That date is determined pursuant to section XIII of this Capital Plan.

“Retained Earnings” means the retained earnings of an FHLBank calculated pursuant to GAAP.

“Retained Earnings Capital Plan Amendment” means the amendment to this Capital Plan, made a part thereof, adopted effective on the Interim Capital Plan Amendment Implementation Date adding sections X through XIII to this Capital Plan.

“Special Allocation Amount” means the result of: (i) 50 percent of Quarterly Net Income; plus (ii) 50 percent of a positive Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made in the current calendar quarter; minus (iii) 50 percent of the absolute value of a negative Adjustment to Prior Net Income for any prior calendar quarter that includes the REFCORP Termination Date, or occurred subsequent to the REFCORP Termination Date, to the extent such adjustment has not yet been made by the current calendar quarter.

“Stockholder” means: (i) an institution that has been approved for membership in the FHLBI, and has purchased ~~Class B~~ Capital Stock in accordance with the Regulations; (ii) a former member of the FHLBI that continues to own ~~Class B~~ Capital Stock; or (iii) a successor to an entity that was a member of the FHLBI that continues to own ~~Class B~~ Capital Stock.

“System Consolidated Obligation” means any bond, debenture, or note authorized under the Regulations to be issued jointly by the FHLBanks pursuant to Section 11(a) of the Act, as amended, or any bond or note previously issued by the Federal Housing Finance Board on behalf of all FHLBanks pursuant to Section 11(c) of the Act, on which the FHLBanks are jointly and severally liable, or any other instrument issued through the Office of Finance, or any successor thereto, under the Act, that is a joint and several liability of all the FHLBanks.

“Total Capital” means Retained Earnings, the amount paid-in for Class B Stock, the amount of any general allowance for losses, and the amount of other instruments that the FHFA has determined to be available to absorb losses incurred by the FHLBI.

XI.	Establishment of Restricted Retained Earnings

A. Segregation of Account.

No later than the REFCORP Termination Date, the FHLBI shall establish an account in its official books and records in which to allocate its Restricted Retained Earnings, with such account being segregated on its books and records from the FHLBI’s Retained Earnings that are not Restricted Retained Earnings for purposes of tracking the accumulation of Restricted Retained Earnings and enforcing the restrictions on the use of the Restricted Retained Earnings imposed in the Retained Earnings Capital Plan Amendment.

B. Funding of Account.

1.	Date on which Allocation Begins

The FHLBI shall allocate to its Restricted Retained Earnings account an amount at least equal to the Regular Allocation Amount beginning on the REFCORP Termination Date. The FHLBI shall allocate amounts to the Restricted Retained Earnings account only through allocations from its Quarterly Net Income or Adjustments to Prior Net Income occurring on or after the REFCORP Termination Date, but nothing in the Retained Earnings Capital Plan Amendment shall prevent the FHLBI from allocating a greater percentage of its Quarterly Net Income or positive Adjustment to Prior Net Income to its Restricted Retained Earnings account than the percentages set forth in the Retained Earning Capital Plan Amendment.

2.	Ongoing Allocation

During any Dividend Restriction Period that occurs before the Allocation Termination Date, the FHLBI shall continue to allocate its Regular Allocation Amount (or when and if required under subsection XI.B.4 below, its Special Allocation Amount) to its Restricted Retained Earnings account.

3.	Treatment of Quarterly Net Losses and Annual Net Losses

In the event the FHLBI sustains a Net Loss for a calendar quarter, the following shall apply: (i) to the extent that its cumulative calendar year-to-date net income is positive at the end of such quarter, the FHLBI may decrease the amount of its Restricted Retained Earnings such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date at the end of such quarter is equal to 20 percent of the amount of such cumulative calendar year-to-date net income; (ii) to the extent that its cumulative calendar year-to-date net income is negative at the end of such quarter (a) the FHLBI may decrease the amount of its Restricted Retained Earnings account such that the cumulative addition calendar year-to-date to the Restricted Retained Earnings at the end of such quarter is zero, and (b) the FHLBI shall apply any remaining portion of the Net Loss for the calendar quarter first to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter may apply any remaining portion of the Net Loss for the calendar quarter to reduce Restricted Retained Earnings; and (iii) for any subsequent calendar quarter in the same calendar year, the FHLBI may decrease the amount of its quarterly allocation to its Restricted Retained Earnings account in that subsequent calendar quarter such that the cumulative addition to the Restricted Retained Earnings account calendar year-to-date is equal to 20 percent of the amount of such cumulative calendar year-to-date net income.

In the event the FHLBI sustains a Net Loss for a calendar year, any such Net Loss first shall be applied to reduce Retained Earnings that are not Restricted Retained Earnings until such Retained Earnings are reduced to zero, and thereafter any remaining portion of the Net Loss for the calendar year may be applied to reduce Restricted Retained Earnings.

4.	Funding at the Special Allocation Amount

If during a Dividend Restriction Period, the amount of the FHLBI’s Restricted Retained Earnings decreases in any calendar quarter, except as provided in subsections XI.B.3(i) and (ii)(a) above, the FHLBI shall allocate the Special Allocation Amount to its Restricted Retained Earnings account beginning at the following calendar quarter-end (except as provided in the last sentence of this subsection). Thereafter, the FHLBI shall continue to allocate the Special Allocation Amount to its Restricted Retained Earnings account until the cumulative difference between: (i) the allocations made using the Special Allocation Amount; and (ii) the allocations that would have been made if the Regular Allocation Amount applied, is equal to the amount of the prior decrease in the amount of its Restricted Retained Earnings account arising from the application of subsection XI.B.3(ii)(b). If at any calendar quarter-end the allocation of the Special Allocation Amount would result in a cumulative allocation in excess of such prior decrease in the amount of Restricted Retained Earnings: (i) the FHLBI may allocate such percentage of Quarterly Net Income to the Restricted Retained Earnings account that shall exactly restore the amount of the prior decrease, plus the amount of the Regular Allocation Amount for that quarter; and (ii) the FHLBI in subsequent quarters shall revert to allocating at least the Regular Allocation Amount.

5.	Release of Restricted Retained Earnings

If the FHLBI’s RREM decreases from time to time due to fluctuations in the FHLBI’s Total Consolidated Obligations, amounts in the Restricted Retained Earnings account in excess of 150 percent of the RREM may be released by the FHLBI from the restrictions otherwise imposed on such amounts pursuant to the provisions of the Retained Earnings Capital Plan Amendment, and reallocated to its Retained Earnings that are not Restricted Retained Earnings. Until the Restriction Termination Date, the FHLBI may not otherwise reallocate amounts in its Restricted Retained Earnings account (provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection XI.B.3 is not a reallocation).

6.	No Effect on Rights of Shareholders as Owners of Retained Earnings

In the event of the liquidation of the FHLBI, or a taking of the FHLBI’s Retained Earnings by any future federal action, nothing in the Retained Earnings Capital Plan Amendment shall change the rights of the holders of the FHLBI’s Class B Stock that confer ownership of Retained Earnings, including Restricted Retained Earnings, as granted under section 6(h) of the Act.

XII.	Limitation on Dividends, Stock Purchase and Stock Redemption

A.	General Rule on Dividends.

From the REFCORP Termination Date through the Restriction Termination Date, the FHLBI may not pay Dividends, or otherwise reallocate funds (except as expressly provided in subsection XI.B. 5, and further provided that a reduction in the Restricted Retained Earnings account following a Net Loss pursuant to subsection XI.B.3 is not a reallocation), out of Restricted Retained Earnings. During a Dividend Restriction Period, the FHLBI may not pay Dividends out of the amount of Quarterly Net Income required to be allocated to Restricted Retained Earnings.

B.	Limitations on Repurchase and Redemption.

From the REFCORP Termination Date through the Restriction Termination Date, the FHLBI shall not engage in a repurchase or redemption transaction if following such transaction the FHLBI’s Total Capital as reported to the FHFA falls below the FHLBI’s aggregate paid-in amount of Class B Stock.

XIII.	Termination of Retained Earnings Capital Plan Amendment Obligations

A.	Notice of Automatic Termination Event.

1.	Action by FHLBanks

If the FHLBI desires to assert that an Automatic Termination Event has occurred (or will occur on the effective date of a change in a statute or the Regulations), the FHLBI shall provide prompt written notice to all of the other FHLBanks (and provide a copy to the FHFA) identifying the specific statutory or regulatory change that is the basis for the assertion. For the purposes of this section, ‘prompt written notice’ means notice delivered no later than 90 calendar days subsequent to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

If within 60 calendar days of transmission of such written notice to all of the other FHLBanks, at least 2/3 of the then existing FHLBanks (including the FHLBI) execute a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event, then the Declaration of Automatic Termination shall be delivered by the FHLBI to the FHFA within 10 calendar days of the date that the Declaration of Automatic Termination is executed.

After the expiration of a 60 calendar day period that begins when the Declaration of Automatic Termination is delivered to the FHFA, or is delivered to the FHFA by another FHLBank pursuant to the terms of its capital plan, an Automatic Termination Event Declaration Date shall be deemed to occur (except as provided in subsection XIII.A.3).

If a Declaration of Automatic Termination concurring that the specific statutory or regulatory change identified in the written notice constitutes an Automatic Termination Event has not been executed by at least the required 2/3 of the then existing FHLBanks within 60 calendar days of transmission of such notice to all of the other FHLBanks, the FHLBI may request a determination from the FHFA that the specific statutory or regulatory change constitutes an Automatic Termination Event. Such request must be filed with the FHFA within 10 calendar days after the expiration of the 60 calendar day period that begins upon transmission of the written notice of the basis of the assertion to all of the other FHLBanks.

2.	Action by FHFA

The FHLBI may request a determination from the FHFA that a specific statutory or regulatory change constitutes an Automatic Termination Event, and may claim that an Automatic Termination Event has occurred, or will occur, with respect to a specific statutory or regulatory change only if the FHLBI has complied with the time limitations and procedures of subsection XIII.A.1.

If within 60 calendar days after the Bank delivers such a request to the FHFA, or another FHLBank delivers such a request pursuant to its capital plan, the FHFA provides the requesting FHLBank with a written determination that a specific statutory or regulatory change is an Automatic Termination Event, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the expiration of such 60 calendar day period (except as provided in subsection XIII.A.3). The date of the Automatic Termination Event Declaration Date shall be as of the expiration of such 60 calendar day period (except as provided in subsection XIII.A.3) no matter on which day prior to the expiration of the 60 calendar day period the FHFA has provided its written determination.

If the FHFA fails to make a determination within 60 calendar days after an FHLBank delivers such request to the FHFA, then an Automatic Termination Event Declaration Date shall be deemed to occur as of the date of the expiration of such 60 calendar day period (except as provided in subsection XIII.A.3); provided, however, that the FHFA may make a written request for information from the requesting FHLBank, and toll such 60 calendar day period from the date that the FHFA transmits its request until that FHLBank delivers to the FHFA information responsive to its request.

If within 60 calendar days after an FHLBank delivers to the FHFA a request for determination that a specific statutory or regulatory change constitutes an Automatic Termination Event (or such longer period if the 60 calendar day period is tolled pursuant to the preceding sentence), the FHFA provides that FHLBank with a written determination that a specific statutory or regulatory change is not an Automatic Termination Event, then an Automatic Termination Event shall not have occurred with respect to such change.

3.	Proviso as to Occurrence of Automatic Termination Event Declaration Date

In no case under this subsection XIII.A may an Automatic Termination Event Declaration Date be deemed to occur prior to: (1) the date the specific statutory change takes effect; or (2) the date an interim final rule or final rule effecting the specific regulatory change is published in the Federal Register.

B.	Notice of Voluntary Termination.

If the FHLBanks terminate the Agreement, then the FHLBanks shall provide written notice to the FHFA that the FHLBanks have voted to terminate the Agreement.

C.	Consequences of an Automatic Termination Event or Vote to Terminate the Agreement.

1.	Consequences of Voluntary Termination

In the event the FHLBanks deliver written notice to the FHFA that the FHLBanks have voted to terminate the Agreement, then without any further action by the FHLBI or the FHFA: (i) the date of delivery of such notice shall be an Allocation Termination Date; and (ii) one year from the date of delivery of such notice shall be a Restriction Termination Date.

2.	Consequences of an Automatic Termination Event Declaration Date

If an Automatic Termination Event Declaration Date has occurred, then without further action by the FHLBI or the FHFA: (i) the date of the Automatic Termination Event Declaration Date shall be an Allocation Termination Date; and (ii) one year from the date of the Automatic Termination Event Declaration Date shall be a Restriction Termination Date.

3.	Deletion of Operative Provisions of Retained Earnings Capital Plan Amendment

Without any further action by the FHLBI or the FHFA, on the Restriction Termination Date, sections X through XIII of this Capital Plan shall be deleted.

Approved by the Board of Directors of the Federal Home Loan Bank of Indianapolis on ~~September 19~~June 28, 2002, as amended July 24, 2008, ~~and~~ March 13, 2009, May 19, 2011 and June 28, 2019; and as approved by the Federal Housing Finance Board on July 10, 2002, with amendments approved by the Federal Housing Finance Board on October 9, 2002, and with amendments approved by the Federal Housing Finance Agency on March 6, 2009, ~~and as amended March 13, 2009, as approved by the Federal Housing Finance Agency on~~ May 18, 2009, ~~and as amended May 19, 2011, as approved by the Federal Housing Finance Agency on~~ August 5, 2011 ~~(effective September 5, 2011)~~ and December 13, 2019.